Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into on the 7th day of February 2012, and is effective as of the first day that J. Michael Lawrie (the “Executive”) becomes a full time employee of the Company, which shall be no later than March 31, 2012 (such date, the “Effective Date”), by and between Computer Sciences Corporation, a Nevada corporation (the “Company”), and Executive.

1.             Term of Employment; Duties.  (a)  As used herein, the phrase “Term of Employment” shall mean the period commencing on the Effective Date and ending on the earliest to occur of (i) March 31, 2017 or (ii) the date of termination of Executive’s employment in accordance with any one of Sections 5(a) through 5(f) below; provided, however, that the Term of Employment is subject to annual extension upon mutual agreement of the parties not later than six (6) months prior to the end of the Company’s fiscal year 2017 or any extended annual period.

(b)           The Company hereby agrees to employ Executive as its President and Chief Executive Officer, in each case, for the Term of Employment, and Executive agrees to serve in these capacities with the duties and responsibilities customary to such positions in a company of the size and nature of the Company, protecting, encouraging and promoting the interests of the Company, and performing such other duties consistent with the offices held by Executive as may be reasonably assigned to him from time to time by the Board of Directors of the Company (the “Board”).  During the Term of Employment, Executive shall report solely and directly to the Board.  Executive shall be elected as a member of the Board no later than at the first meeting of the Board which follows the Effective Date, to serve under the same terms as the other directors, with no additional compensation.  While he remains an employee of the Company, Executive shall be nominated for re-election to the Board each year.  Executive shall resign from the Board, and from the board of directors or similar governing body of any affiliate of the Company, upon termination of employment.

(c)           Executive shall devote all of his business time and attention to his duties on the Company’s behalf except for sick leave, vacations and approved leaves of absence; provided, however, that nothing shall preclude Executive from (i) managing his personal investments and affairs and (ii) participating as a member of the board of directors or similar governing body of no more than one (1) for-profit company and one (1) not-for-profit company or institution which is either (A) identified to the Company not later than the Effective Date, and on whose board of directors or other governing body Executive serves on the Effective Date, or (B) not a direct competitor of the Company and approved by the Board in writing prior to Executive commencing service therewith; provided that in each case, Executive shall not engage in activities inconsistent with the Company’s ethics codes and other conflicts of interests policies in effect from time to time or which materially interfere with or adversely affect the performance of Executive’s duties under this Agreement.

2.             Compensation.  (a)  Base Salary.  The Company agrees to pay to Executive as a salary during the Term of Employment the sum of $1,250,000 per year, payable in accordance with the normal payroll practices of the Company in the United States as in effect from time to time.  The Board shall review, and may adjust in its sole discretion, such base salary no less often than annually; provided, however, that the first such review shall be following the close of the fiscal year of the Company (each twelve (12) month period ending on the Friday that is closest to the end of the first calendar quarter of a calendar year, unless and until changed by the Company for reporting purposes, a “Fiscal Year”) ending on March 29, 2013 (“Fiscal Year 2013”).  Executive’s annual base salary rate, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

(b)           Annual Bonuses.  During the Term of Employment, Executive shall participate in the Company’s Annual Management Incentive Plan or any successor plan (the “AMIP”), on terms and conditions that are appropriate to his positions and responsibilities at the Company and are no less favorable than those applying to other senior executive officers of the Company.  Executive’s target annual bonus under the AMIP in respect of each Fiscal Year shall be 150% of Base Salary and his maximum annual bonus shall be 300% of Base Salary.  Any annual bonus paid to Executive shall be in addition to the Base Salary and to any and all other benefits to which Executive is entitled as provided in this Agreement.  Except as in accordance with any deferral election made by Executive pursuant to any deferred compensation plan maintained by the Company, payment of annual bonuses shall be made at the same time that other senior executive officers of the Company receive their annual bonuses.

(c)           Long-Term Incentive Programs.  Executive shall participate in the equity and other long-term incentive compensation plans generally available to other senior executive officers of the Company from time to time on terms and conditions (including, without limitation, the terms of the Company’s Equity Grant Policy Statement (the “Equity Grant Policy”)) that are appropriate to his positions and responsibilities at the Company and are no less favorable than those generally applicable to such other senior executive officers.  Without limiting the foregoing, for each Fiscal Year commencing during the Term of Employment (with Fiscal Year 2013 being the first such fiscal year), Executive shall receive a grant of equity awards in accordance with the terms set forth below:

(1)           Stock Options.  On the fifteenth (15th) day of the calendar month following the Effective Date in respect of Fiscal Year 2013, and on the “third NYSE trading day following the Earnings Release Date” (as such quoted phrase is described in the Equity Grant Policy) in respect of each Fiscal Year beginning during the Term of Employment thereafter (the “Annual Grant Date”), Executive shall be granted an option (each, a “Stock Option”) to purchase shares of Company common stock (“Stock”) under the Company’s 2011 Omnibus Incentive Plan or a successor thereto (the “Omnibus Incentive Plan”), with an aggregate value equal to 280% of the Base Salary in effect on July 1 of each such Fiscal Year (e.g., the value of the Stock Option granted in respect of Fiscal Year 2013 shall be $3,500,000).  The number of shares of Stock underlying each Stock Option which corresponds to the applicable dollar value shall be determined pursuant to the procedures set forth in the Equity Grant Policy as in effect for such Fiscal Year.  Each Stock Option shall have a per-share exercise price determined pursuant to the Equity Grant Policy (which is generally the closing price of the Stock on the New York Stock Exchange on the date of grant) and shall vest, become exercisable, terminate and have other terms and conditions as are set forth in the award agreement evidencing such Stock Option, which shall be consistent with those generally applicable to stock options granted in respect of the same Fiscal Year to other senior executive officers of the Company; provided, however, Stock Options granted in respect of Fiscal Year 2013 shall vest and become exercisable based on the Effective Date and the anniversaries thereof (rather than the grant date of such Stock Option).  Notwithstanding the foregoing, (i) in the event (A) Executive is terminated by the Company without Cause in accordance with Section 5(c) of this Agreement or (B) Executive terminates his employment for Good Reason (as hereinafter defined) pursuant to Section 5(d) of this Agreement (each, a “Qualifying Termination”), in each case prior to April 1, 2017, any then-vested Stock Options shall remain exercisable for the lesser of two (2) years following the date of termination or the expiration of their term, and (ii) in the event of a Qualifying Termination or if Executive resigns without Good Reason, in each case on or after April 1, 2017, all outstanding Stock Options shall immediately vest and remain exercisable for the lesser of five (5) years following the date of termination or the expiration of their term.

(2)           Performance Share Units.  On each Annual Grant Date, the Company shall grant Executive a number of performance share units (each, a “PSU Award”) under the Omnibus Incentive Plan with an aggregate value equal to 420% of the Base Salary in effect on July 1 of each such Fiscal Year (e.g., the value of the PSU Award granted in respect of Fiscal Year 2013 shall be $5,250,000).  The number of shares of Stock subject to each PSU Award which corresponds to the applicable value shall be determined pursuant to the procedures set forth in the Equity Grant Policy and shall vest, be settled and have other terms and conditions as are set forth in the award agreement evidencing such PSU Award, which shall be consistent with those generally applicable to performance share unit awards granted in respect of the same Fiscal Year to other senior executive officers of the Company.  Notwithstanding the foregoing, in the event of a Qualifying Termination or if Executive resigns without Good Reason, in each case on or after April 1, 2017, (i) outstanding PSU Awards as to which at least one (1) year in the performance period has lapsed at the time of termination shall remain outstanding and eligible to vest, based on performance as if termination had not occurred, and (ii) any PSU Awards not described in the preceding clause (i) shall be immediately forfeited.

(d)           Inducement Equity Grant. On the fifteenth (15th) day of the calendar month following the Effective Date, the Company shall grant to Executive the following additional restricted stock unit awards (the “Inducement Equity Grant”):

(1)           Time-Vesting Inducement RSUs.  200,000 time-vesting restricted stock units (the “Time-Vesting Inducement RSUs”), which shall vest and be settled in four (4) equal tranches of 50,000 RSUs on the last day of each of Fiscal Years 2013, 2014, 2015 and 2016, in each case subject to Executive’s continued employment through such vesting date; provided, however, that in the event of a Qualifying Termination or in the event Executive’s employment terminates due to death or Disability (as defined in Section 5(b)), all unvested Time-Vesting Inducement RSUs shall immediately vest on the termination date.  In the event Executive’s employment with the Company terminates for any reason other than as described in the preceding sentence (a “Non-Qualifying Termination”), all unvested Time-Vesting Inducement RSUs shall be forfeited.  In the event of the consummation of a “change in ownership,” “change in effective control” or “change in the ownership of a substantial portion of the assets” of the Company, in each case as defined in Section 409A of the of the Internal Revenue Code of 1986, as amended from time to time (the “Code”) and related regulations and Treasury pronouncements (together, “Section 409A”) (a “Change in Control”), all unvested Time-Vesting Inducement RSUs shall become fully vested.

(2)           Performance-Vesting Inducement RSUs.  200,000 performance-vesting restricted stock units (the “Performance-Vesting Inducement RSUs”), which shall vest and be settled in four (4) equal tranches of 50,000 RSUs each based on the average Stock closing trading price on the New York Stock Exchange over any thirty (30) consecutive-trading day period commencing on or after the grant date equaling or exceeding the following percentage increases from the average Stock closing price on the New York Stock Exchange over the three (3) calendar months preceding the Effective Date (such price, the “Base Price”), subject to continued employment through such vesting date, except as otherwise set forth in this Section 2(d)(2).  For the avoidance of doubt, once a tranche of the Performance-Vesting Inducement RSUs has vested, such vested tranche shall not be affected by any subsequent change in trading price of the underlying Stock.

Stock price increase from Base Price of	Cumulative Number of Performance- Vesting RSUs Vesting
20%	50,000
40%	100,000
60%	150,000
80%	200,000

Any portion of the Performance-Vesting Inducement RSUs which remain unvested on the last day of the Fiscal Year ending March 31, 2017 shall be immediately forfeited.  In the event of a Qualifying Termination or in the event Executive’s employment terminates due to death or Disability, unvested Performance-Vesting Inducement RSUs shall immediately vest to the extent the Stock closing price on the trading day immediately preceding the termination date meets or exceeds the specified performance targets set forth in this Section 2(d)(2), and all remaining unvested Performance-Vesting Inducement RSUs shall be forfeited.  In the event of a Non-Qualifying Termination, all unvested Performance-Vesting Inducement RSUs will be forfeited.  In the event of a Change in Control, all unvested Performance-Vesting Inducement RSUs shall vest to the extent the per-share value of a share of Stock as established in the transaction constituting a Change in Control is at or above the specified performance targets set forth in this Section 2(d)(2).

(e)           Career Shares.  On each Annual Grant Date during the Term of Employment, beginning in respect of Fiscal Year 2013, Executive shall be granted an additional number of restricted stock units (referred to by the Company as “Career Shares”) on terms and conditions (including, without limitation, vesting terms) applicable to Career Shares then granted to other eligible senior executives generally; provided, however, if Executive remains employed through March 31, 2017, (i) any Career Shares outstanding and unvested on March 31, 2017 shall immediately vest and (ii) any Career Shares granted after March 31, 2017 shall be vested upon grant.  Notwithstanding anything to the contrary in this Agreement or any other documents governing the terms and conditions of the Career Shares, any provision of any Career Shares granted in respect of a Fiscal Year to other eligible senior executives which involves a forfeiture of such Career Shares on account of the holder competing with the Company shall be applied to Career Shares granted to Executive in respect of the same Fiscal Year only in the event Executive acts as the Chief Executive Officer or a senior executive (but not a Board member) of a direct competitor of the Company.  In the event of a Change in Control, all unvested Career Shares shall become fully vested.

3.             Employee Benefit Programs.  During the Term of Employment, Executive shall be entitled to participate in all employee retirement, savings and welfare benefit plans and programs made available to the Company’s executive officers, as such plans may be in effect from time to time and on terms and conditions that are no less favorable than those generally applicable to other senior executive officers; provided, however, Executive shall not be a participant in the Company’s Severance Plan for Senior Management and Key Employees, as amended and restated effective October 28, 2007 (the “Severance Plan”), Excess Plan, Supplemental Retirement Plan or Supplemental Retirement Plan No. 2.

4.             Perquisites, Vacations, Reimbursement of Expenses and Relocations.  During the Term of Employment:

(a)           The Company shall furnish Executive with, and Executive shall be allowed full use of, office facilities, secretarial and clerical assistance and other Company property and services commensurate with his position and of at least comparable quality, nature and extent to those made available to other senior executive officers of the Company from time to time;

(b)           Executive shall be allowed a minimum of four (4) weeks annual vacation and leaves of absence with pay on a basis no less favorable than that applicable to other senior executive officers of the Company and subject to carry over, if any, in accordance with Company policy;

(c)           The Company shall reimburse Executive for reasonable business expenses incurred by Executive in the performance of his duties hereunder, such reimbursements to be effected in accordance with normal Company reimbursement procedures in effect from time to time; and

(d)           In accordance with the Company’s policies in effect from time to time, the Company shall (i) provide use of the Company’s aircraft at the Company’s expense for Executive’s business use and (ii) permit the use of the Company’s aircraft at the Company’s expense for reasonable personal use by Executive.  Income shall be imputed to Executive for any such personal use in accordance with applicable tax law.  Executive shall not receive a tax gross-up on any such imputed income; and

(e)           Executive shall be entitled to relocation benefits in accordance with the Company’s relocation policy (the Indefinite Relocation of Newly Hired and Transferring (Existing) Employees within the United States).  In addition, the Company shall, at its expense, provide Executive with the use of a residence in a suitable location near the Company’s corporate headquarters.  Such residence may be an apartment, hotel accommodation or other dwelling, as reasonably determined by the Company in consultation with Executive, and may be used by the Company for other purposes when not occupied by Executive.  The Company shall provide Executive with such technical support and equipment so as to allow Executive to work remotely when needed.

5.             Termination of Employment.

(a)           Termination Due to Death.  In the event that Executive’s employment is terminated due to his death, the Company’s payment obligations under this Agreement shall terminate, except that Executive’s estate or his beneficiaries, as the case may be, shall be entitled to the following:

(1)           (i) the Base Salary through the date of termination (including accrued but unused vacation), (ii) any earned but unpaid portion of Executive’s annual bonus provided for in Section 2(b) for the Fiscal Year preceding the year of termination, (iii) reimbursement for any unreimbursed business expenses properly incurred by Executive pursuant to this Agreement or in accordance with Company policy prior to the date of Executive’s termination, and (iv) such employee benefits, if any, to which Executive may be entitled under the employee benefit plans of the Company according to their terms (the amounts described in clauses (i) through (iv) of this Section 5(a)(1), reduced (but not below zero) by any amounts owed by Executive to the Company, being referred to as the “Accrued Rights”);

(2)           a pro-rata annual bonus provided for in Section 2(b) for the Fiscal Year in which Executive’s death occurs, based on the Company’s actual performance for the entire Fiscal Year, pro-rated for the number of calendar months during the Fiscal Year that Executive was employed prior to such termination (rounded up to the next whole month), payable at the time annual bonuses are paid for such Fiscal Year to executives of the Company generally (a “Pro-Rata Bonus”); and

(3)           except as otherwise provided in Section 2, Executive’s outstanding stock options, restricted stock, performance share units, Career Shares and restricted stock units (“Stock Awards”) shall be administered in accordance with the terms of the written agreements setting forth the terms of each such Stock Award.

A reduction to any amounts required to be provided or paid pursuant to Section 5(a)(1) that are subject to Section 409A shall not be effective until the amounts payable or provided to Executive under this Agreement sought to be reduced would otherwise have been paid to Executive pursuant to the terms of this Agreement.

(b)           Termination due to Disability.

(1)           If, as a result of Executive’s incapacity due to physical or mental illness, accident or other incapacity (as determined by the Board in good faith, after consideration of such medical opinion and advice as may be available to the Board from medical doctors selected by Executive or by the Board or both separately or jointly), Executive shall have been absent from his duties with the Company on a full-time basis for six consecutive months and, within 30 days after written notice of termination thereafter given by the Company, Executive shall not have returned to the full-time performance of Executive’s duties, the Company or Executive may terminate Executive’s employment for “Disability”.

(2)           In the event that Executive’s employment is terminated due to Disability, he shall be entitled to the following benefits:

(i)            the Accrued Rights;

(ii)           a Pro-Rata Bonus for the Fiscal Year in which Executive’s termination occurs; and

(iii)          except as otherwise provided in Section 2, Executive’s outstanding Stock Awards shall be administered in accordance with the terms of the written agreements setting forth the terms of each such Stock Award.

(c)           Termination by the Company for Cause.

(1)           The Company shall have the right to terminate Executive’s employment at any time for Cause in accordance with this Section 5(c).

(2)           For purposes of this Agreement, “Cause” shall mean:

(i)            prior to a Change in Control, (A) fraud, intentional misappropriation, embezzlement or other act of material misconduct against the Company or any of its affiliates; (B) gross negligence, chronic failure to perform, willful malfeasance or gross misconduct (other than due to illness, accident or other physical/mental incapacity) in connection with Executive’s employment hereunder; (C) conviction or plea of guilty or nolo contendere of a felony or other crime involving moral turpitude; (D) willful and knowing material violation of any (I) material rules or regulations of any governmental or regulatory body that are material to the business of the Company or (II) U.S. securities laws; provided that for the avoidance of doubt, a violation shall not be considered as willful or knowing where Executive has acted in a manner consistent with specific advice of outside counsel to the Company; or (E) failure to cooperate, if requested by the Board, with any investigation or inquiry by the Company, the Securities Exchange Commission or another governmental body into Executive’s or the Company’s business practices, whether internal or external, including, but not limited to, Executive’s refusal to be deposed or to provide testimony at any trial or inquiry; and

(ii)           on or after a Change in Control, (A) fraud, misappropriation, embezzlement or other act of material misconduct against the Company or any of its affiliates; (B) conviction of a felony involving a crime of moral turpitude; (C) willful and knowing violation of any rules or regulations of any governmental or regulatory body material to the Company’s business; provided that for the avoidance of doubt, a violation shall not be considered as willful or knowing where Executive has acted in a manner consistent with specific advice of outside counsel to the Company; or (D) substantial and willful failure to render services in accordance with this Agreement (other than as a result of illness, accident or other physical or mental incapacity) which causes material harm to the Company after a written demand for performance of services has been delivered to Executive by the Board.

(3)           No termination of Executive’s employment by the Company for Cause pursuant to Section 5(c)(2) shall be effective unless the provisions of this Section 5(c)(3) shall have been complied with and unless a majority of the members of the Board have duly voted to approve such termination.  Executive shall be given written notice by the Board of its intention to terminate him for Cause, which notice (A) shall state in detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based and (B) shall be given no later than ninety (90) days (or sixty (60) days on or after a Change in Control) after the first meeting of the Board at which the Board became aware of the occurrence of the event giving rise to such grounds.  Executive shall have 30 days after receiving such notice in which to cure such grounds, to the extent curable, as determined by the Board in good faith.  If Executive fails to cure such grounds within such 30-day period, Executive’s employment with the Company shall thereupon be terminated for Cause.  If the Board determines in good faith that the grounds are not curable, Executive’s employment with the Company shall be terminated for Cause upon Executive’s receipt of written notice from the Board.

(4)           In the event the Company terminates Executive’s employment for Cause pursuant to this Section 5(c), he shall be entitled to the Accrued Rights.  Except as otherwise provided in Section 2, Executive’s outstanding Stock Awards shall be administered in accordance with the terms of the written agreements setting forth the terms of each such Stock Award.

(d)           Termination Without Cause or for Good Reason.

(1)           In the event of a Qualifying Termination, Executive shall be entitled to receive the Accrued Rights and, subject to (X) Executive’s continued compliance with the provisions of Sections 10, 11 and 12 hereof, and (Y) in the case of a Qualifying Termination which occurs prior to a Change in Control (a “Non-CIC Qualifying Termination”), pursuant to Section 5(d)(4), Executive’s execution and non-revocation of a release of claims substantially in the form attached hereto as Annex A, with such changes as may be required by changes in applicable law (a “Release”), the following:

(i)            (A) in the event of a Non-CIC Qualifying Termination, a Pro-Rata Bonus for the Fiscal Year in which such termination occurs; or (B) in the event of a Qualifying Termination which occurs on or after a Change in Control (a “CIC Qualifying Termination”), a pro-rata annual bonus for the Fiscal Year in which such termination occurs, based on Executive’s target annual bonus for such Fiscal Year, pro-rated for the number of calendar months during the Fiscal Year that Executive was employed prior to such termination (rounded up to the next whole month), payable (I) in the event of a CIC Qualifying Termination which occurs two (2) years or less following a Change in Control, as soon as practicable following Executive’s termination of employment, and (II) in the event of a CIC Qualifying Termination which occurs more than two (2) years following a Change in Control, at the time annual bonuses are paid for such Fiscal Year to executives of the Company generally;

(ii)           a severance payment in an amount equal to two (2) times the sum of (A) and (B), where (A) is the Base Salary, as in effect immediately prior to the delivery of notice of termination, and (B)(1) in the event of a Non-CIC Qualifying Termination, is Executive’s target annual bonus provided for in Section 2(b) of this Agreement for the Fiscal Year in which such termination occurs, or (2) in the event of a CIC Qualifying Termination, is the “average annual short-term incentive compensation bonus” (as such term is used in the Severance Plan, as in effect on the date hereof) payable (I) in the event of a Non-CIC Qualifying Termination or in the event of a CIC Qualifying Termination which occurs more than two (2) years following a Change in Control, in twenty-four (24) equal monthly installments following Executive’s termination or (II) in the event of a CIC Qualifying Termination which occurs on or within two (2) years following a Change in Control, in a single lump sum not later than ten (10) days following Executive’s termination of employment; and

(iii)          (A) in the event of a Non-CIC Qualifying Termination, if Executive elects to continue coverage under the Company’s medical, dental, and/or vision insurance plans pursuant to COBRA following termination of employment, the Company shall pay Executive’s COBRA premiums for a period of eighteen (18) months following termination (or such shorter period that Executive is entitled to COBRA continuation coverage) and timely report the COBRA premiums as taxable income to Executive or (B) in the event of a CIC Qualifying Termination, disability, health, life and accidental death and dismemberment benefits substantially similar to those benefits which Executive received immediately prior to such termination or, if better, immediately prior to the Change in Control, for a period of twenty-four (24) months following termination (reduced to the extent comparable benefits are actually received by Executive during such period as the result of his employment with another person), with the Company’s cost of such benefits being timely reported as income to Executive to the extent necessary for Executive to not incur penalty taxes on such benefits pursuant to Section 409A.

(2)           For purpose of this Agreement, “Good Reason” shall mean the occurrence of any of the following subsequent to the Effective Date of this Agreement without Executive’s consent:

(i)            Prior to a Change in Control, (A) the removal of Executive from the position of Chief Executive Officer, failure to elect Executive as a member of the Board in accordance with Section 1(b), or failure of Executive to be subsequently reelected to the Board if he ceases to be a Board member in connection with the applicable election; (B) the assignment to Executive of duties that are materially inconsistent with, or that materially impair his ability to perform, the duties customarily assigned to a Chief Executive Officer of a corporation of the size and nature of the Company; or a change in the reporting structure so that Executive reports to someone other than the Board or is subject to the direct or indirect authority or control of a person or entity other than the Board; (C) any material breach by the Company of this Agreement; (D) conduct by the Company that would cause Executive to commit fraudulent acts or would expose Executive to criminal liability; (E) the Company failing to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the Company’s business or assets; (F) a relocation of Executive’s principal place of employment to any place which is regularly more than one hour greater travel time from Stamford Connecticut than from Stamford to the Company’s corporate headquarters as of the Effective Date or (G) a decrease in Executive’s Base Salary below the Base Salary in effect on the Effective Date, other than an across the board reduction in base salary applicable in like proportions to all senior executive officers.

(ii)           On or after a Change in Control, in addition to anything described in Section 5(d)(2)(i), (A) a substantial change in the nature, or diminution in the status of Executive’s duties or position from those in effect immediately prior to the Change in Control (which will be presumed to have occurred if, immediately following such Change in Control, the Company or its successor is not publicly traded and, if the ultimate parent of the Company is publicly traded, Executive is not Chief Executive Officer of such ultimate parent); (B) a material reduction by the Company of Executive’s Base Salary as in effect on the date of a Change in Control or as in effect thereafter if such Base Salary has been increased and such increase was approved prior to the Change in Control; (C) a reduction by the Company in the overall value of benefits provided to Executive (including profit sharing, retirement, health, medical, dental, disability, insurance, and similar benefits, to the extent provided by the Company prior to any such reduction), as in effect on the date of Change in Control or as in effect thereafter if such benefits have been increased and such increase was approved prior to the Change in Control; (D) a failure to continue in effect any stock option or other equity-based or non-equity based incentive compensation plan in effect immediately prior to the Change in Control, or a reduction in Executive’s participation in any such plan, unless Executive is afforded the opportunity to participate in an alternative incentive compensation plan of reasonably equivalent value; (E) a failure to provide Executive the same number of paid vacation days per year available to him prior to the Change in Control; (F) relocation of Executive’s principal place of employment to any place more than thirty-five (35) miles from Executive’s previous principal place of employment; (G) any material breach by the Company of any provision of this Agreement or any equity award agreement; (H) conduct by the Company, against Executive’s volition, that would cause Executive to commit fraudulent acts or would expose Executive to criminal liability or (I) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company; provided, that for purposes of clauses (B) through (E) above, “Good Reason” shall not exist (1) if the aggregate value of all salary, benefits, incentive compensation arrangements, perquisites and other compensation is reasonably equivalent to the aggregate value of salary, benefits, incentive compensation arrangements, perquisites and other compensation as in effect immediately prior to the Change in Control, or as in effect thereafter if the aggregate value of such items has been increased and such increase was approved prior to the Change in Control, or (2) if the reduction in aggregate value is due to the application of Company or Executive performance against the applicable performance targets, in each case applying standards reasonably equivalent to those utilized by the Company prior to the Change in Control.

(3)           No termination of Executive’s employment by Executive for Good Reason pursuant to Section (5)(d)(2)(i) shall be effective unless the provisions of this Section 5(d)(3) shall have been complied with.  Executive shall give written notice to the Company of his intention to terminate his employment for Good Reason, which notice shall (i) state in detail the particular circumstances that constitute the grounds on which the proposed termination for Good Reason is based and (ii) be given no later than ninety (90) days after the first occurrence of such circumstances.  The Company shall have thirty (30) days after receiving such notice in which to cure such grounds.  If the Company fails to cure such grounds within such thirty (30)-day period, Executive’s employment with the Company shall thereupon terminate for Good Reason.

(4)           This Section 5(d)(4) shall apply only in the event of a Non-CIC Qualifying Termination.  The Company shall furnish to Executive within five (5) business days following such termination a Release and Executive must return the Release and it must have become irrevocable before the sixtieth (60th) day after Executive’s termination before any payments or benefits may be provided.  If the Release is timely provided and is irrevocable on or before the sixtieth (60th) day following Executive’s termination of employment, the benefits and amounts described in Section 5(d)(1) shall commence to be provided (and provided retroactively to the extent that the payment or benefit would otherwise have been provided but for the requirement of the Release) two (2) business days after the Release is irrevocable but in any event not later than the sixtieth (60th) day after termination of Executive’s employment; provided that if the sixty (60) day period following the termination of Executive’s employment expires in the calendar year following the calendar year of Executive’s termination of employment, payments and benefits shall not commence earlier than the calendar year following termination of Executive’s employment.  If the Company fails to furnish the form of Release timely to Executive, no Release shall be required and Executive shall be treated as if he had timely executed and submitted the Release and such Release had become irrevocable on the tenth (10th) day after termination of Executive’s employment.  If Executive fails to submit the Release timely enough so that it is irrevocable on or before the sixtieth (60th) day following termination of employment and the Company has complied with its obligation to furnish the form of Release to Executive within five (5) business days following Executive’s termination of employment, then Executive shall not be entitled to receive any benefits under Section 5(d)(1) other than the Accrued Rights.

(e)           Voluntary Termination.  Executive shall have the right to terminate his employment with the Company in a voluntary termination at any time.  A voluntary termination shall mean a termination of employment by Executive on his own initiative, other than a termination due to Disability or for Good Reason.  Other than as set forth in Section 2, in respect of a resignation without Good Reason on or after April 1, 2017, Executive’s voluntary termination shall have the same consequences as provided in Section 5(c) for a termination for Cause.

(f)            Expiration of Term of Employment.  Executive’s termination of employment upon the expiration of the Term of Employment shall have the same consequences provided in Section 5(e) for a voluntary termination.

(g)           Reduction of Certain Payments.

(1)           Anything in this Agreement to the contrary notwithstanding, in the event that the receipt of all payments or distributions by the Company in the nature of compensation to or for Executive’s benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”), would subject Executive to the excise tax under Section 4999 of the Code, the accounting firm which audited the Company prior to the corporate transaction which results in the application of such excise tax (the “Accounting Firm”) shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) to the Reduced Amount (as defined below).  The Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if Executive’s Agreement Payments were reduced to the Reduced Amount.  If such a determination is not made by the Accounting Firm, Executive shall receive all Agreement Payments to which Executive is entitled under this Agreement.

(2)           If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof.  All determinations made by the Accounting Firm under this Section 5(g) shall be made as soon as reasonably practicable and in no event later than sixty (60) days following the date of termination or such earlier date as requested by the Company and the Executive.  For purposes of reducing the Agreement Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(3)           As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement which should not have been so paid or distributed (the “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement could have been so paid or distributed (the “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder.  In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Executive which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by Executive to the Company if and to the extent such payment would not either reduce the amount on which Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes.  In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than sixty (60) days following the date on which the Underpayment is determined) by the Company to or for the benefit of Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(4)           For purposes hereof, the following terms have the meanings set forth below:  (i)  “Reduced Amount” shall mean the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Payments pursuant to this Section 5(g) and (ii) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as Executive certifies, in Executive’s sole discretion, as likely to apply to him in the relevant tax year(s).

6.             Indemnification and Insurance.  (a) The Company and Executive acknowledge that they shall, as soon as reasonably practicable after the Effective Date, enter into an Indemnification Agreement, substantially in the form attached hereto as Annex B, which agreement shall not be affected by this Agreement.

(b)           The Company agrees that Executive shall be covered as a named insured under the Company’s Directors’ and Officers’ liability insurance as applicable from time to time to the Company’s senior executive officers on terms and conditions that are no less favorable than those applying to such other senior executive officers.

7.             No Mitigation; No Offset.  In the event of a termination of Executive’s employment for any reason, Executive shall not be required to seek other employment or to mitigate any of the Company’s obligations under this Agreement, and except as otherwise provided in this Agreement, no amount payable under Section 5 shall be reduced by (a) any claim the Company may assert against Executive or (b) any compensation or benefits earned by Executive as a result of employment by another employer, self-employment or from any other source after such termination of employment with the Company.

8.             Designated Beneficiary.  In the event of the death of Executive while in the employ of the Company, or at any time thereafter during which amounts remain payable to Executive under Section 5 above, such payments shall thereafter be made to such person or persons as Executive may specifically designate (successively or contingently) to receive payments under this Agreement following Executive’s death by filing a written beneficiary designation with the Company during Executive’s lifetime.  Any change in the beneficiary designation shall be in such form as may be reasonably prescribed by the Company and may be amended from time to time or may be revoked by Executive pursuant to written instruments filed with the Company during his lifetime.  Beneficiaries designated by Executive may be any natural or legal person or persons, including a fiduciary, such as a trustee of a trust, or the legal representative of an estate.  Unless otherwise provided by the beneficiary designation filed by Executive, if all of the persons so designated die before Executive on the occurrence of a contingency not contemplated in such beneficiary designation, or if Executive shall have failed to provide such beneficiary designation, then the amount payable under this Agreement shall be paid to Executive’s estate.

9.             Ethics.  During the Term of Employment, Executive shall be subject to the Company’s Code of Ethics and Standards of Conduct (the “Policies”), as the Policies may be updated from time to time, which Policies are set forth on the Corporate Governance page of the Company’s website (www.csc.com).  If for any reason an arbitrator, subject to judicial review as provided by law, or a court should determine that any provision of the Policies is unreasonable in scope or otherwise unenforceable, such provision shall be deemed modified and fully enforceable as so modified to the extent the arbitrator and any reviewing court determines what would be reasonable and enforceable under the circumstances.

10.          Inventions.  (a)  All inventions, discoveries, developments and improvements conceived or made by Executive, alone or with others, prior to Executive’s employment by the Company are listed and described on Annex C to this Agreement.  To the best of Executive’s knowledge this list is complete (or if no items are so listed, Executive has nothing to so disclose).  Executive understands that his failure to list any item will require that he demonstrate through clear, tangible and convincing evidence that he or his assigns own an item which the Company believes it owns.  If it is determined that Executive owns any unlisted item, and the Company has expended monies to develop it, the Company shall be entitled to the use of same without royalty payments to Executive or his assigns.

(b)           Executive will promptly and fully inform the Company of all inventions, discoveries, developments and improvements that he may conceive, discover, develop or make during his employment, whether made solely or jointly with others, whether or not patentable, and whether or not such conception, discovery or making involves the use of the Company’s time, facilities, equipment or personnel (collectively, “Inventions”).  Executive acknowledges and agrees that all such Inventions relating to any work he performs for the Company or any business in which the Company is or intends to be engaged are “works for hire” under applicable law and shall belong to the Company.  Executive further agrees to assign, and does hereby assign, to the Company all right, title and interest in and to any and all such Inventions and agrees to execute all documents deemed necessary or desirable by the Company in connection therewith, including patent and/or copyright assignments, and to cooperate both during and after his employment with the Company, at the Company’s expense, in all further actions deemed necessary or desirable to confirm, register, protect or enforce the Company’s right therein.  The Company and Executive acknowledge that the foregoing assignment does not include any invention unrelated to the Company’s business or research which meets the requirements of Section 2870 of the California Labor Code, or any successor provision thereto.

11.          Confidential Information and Trade Secrets.  (a)  Executive acknowledges that the term “Confidential Information” as used in this Agreement means all items, materials and information (whether or not reduced to writing and whether or not patentable or copyrightable) which belong to the Company or which the Company’s suppliers or customers or clients have communicated to the Company in the course of the Company’s business, and which reflect, consist of or refer to:

(1)           information technology; methods and processes; designs and formulations; the content or composition of goods or services; techniques; business strategies or operations; formulas; compilations of data or reports; plans; tools or equipment; inventions; know-how; technical disclosures, patent applications, blueprints or specifications; financial, marketing, sales, personnel or salary information; forms, legal documents or memoranda; software, computer programs or databases; any documents prepared by or on behalf of the Company or Company suppliers, customers or clients;

(2)           information compiled, collected or developed by the Company reflecting the identities of those customers and clients of the Company which are not generally known outside the Company or whose relationship with the Company as a customer or client is not generally known outside the Company; characteristics of any customers or clients of the Company or of customer or client representatives, including without limitation product or service preferences or requirements, cost or price information for goods or services offered or sold, credit terms or credit performance, actual or likely order cycles, the nature of goods delivered or services performed, or research or development plans or activities;

(3)           information compiled, collected, or developed by the Company reflecting identities of any suppliers of the Company which are not generally known outside the Company or whose relationship with the Company as a supplier is not generally known outside the Company; characteristics of any supplier of the Company, or supplier representatives, including without limitation cost or price information for goods or services offered or purchased, audit terms, the nature of goods delivered or service performed, product or service quality and reliability, delivery terms, or research or development plans or activities;

(4)           prices, fees, discounts, selling techniques or distribution methods used by the Company; or

(5)           any other confidential or proprietary information obtained directly or indirectly while employed by the Company.

(b)                                 Executive acknowledges that the term “Trade Secret” as used in this Agreement means the whole or any portion or phase of any scientific or technical or business information, including, but not limited to, any design, process, procedure or system, formula, improvement, or invention that (i) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of the Company’s reasonable efforts to maintain its secrecy.  In addition to information belonging to the Company, information furnished to the Company by other parties can be a Trade Secret.

(c)                                  The term “Confidential Information” includes information which may also be a Trade Secret, but does not include anything described above which is now generally known by parties other than the Company, its affiliates and employees, or becomes generally known, through no breach of this Section 11 on the part of Executive.

(d)                                 Executive acknowledges that Confidential Information is and remains confidential regardless of whether or not any Company report or form or other document contains any statement regarding confidentiality.

(e)                                  Executive agrees to hold all Confidential Information in confidence and to not use directly or indirectly, for Executive’s own benefit or the benefit of any other party, corporate or otherwise, or publish or cause to be published or otherwise disclose to anyone other than the Company or its designee, any Confidential Information or Trade Secrets except as compelled by law and except as required to conduct the Company’s business.

(f)                                   Executive will, upon demand, and without demand immediately upon the termination of Executive’s employment, surrender to the Company any and all documents, including without limitation computer memory, reports and forms containing Confidential Information and any and all other business records, prototypes and materials which Executive may have created or received from the Company during Executive’s employment, or which pertain to the Company’s business, and all copies thereof, which are in Executive’s possession or control at the time of the demand or the termination of Executive’s employment, however made or obtained.

12.          Non-Competition/Non-Solicitation Agreement.  Executive shall, in accordance with the Company’s standard policies, execute and be subject to the Company’s Non-Competition/Non-Solicitation Agreement, a copy of which is attached hereto as Annex D (the “Non-Competition Agreement”).

13.          Arbitration.  (a) In the event of any dispute between the parties concerning the validity, interpretation, enforcement or breach of this Agreement or in any way related to Executive’s employment or any termination of such employment (including any claims involving any officers, managers, directors, employees, shareholders or agents of the Company), excepting only any rights the parties may have to seek injunctive relief and as otherwise set forth in the Non-Competition Agreement, the dispute shall be resolved by final and binding arbitration administered by JAMS in Washington D.C. in accordance with the then existing JAMS Arbitration Rules and Procedures for Employment Disputes.  In the event of such an arbitration proceeding, the parties shall select a mutually acceptable neutral arbitrator from among the JAMS panel of arbitrators.  In the event the parties cannot agree on an arbitrator, the Administrator of JAMS shall appoint an arbitrator.  Neither party nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties, except as may be compelled by court order.  Except as provided herein, the Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration and all proceedings.  The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of New York, or Federal law, or both, as applicable and the arbitrator is without jurisdiction to apply any different substantive law.  The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.  The arbitrator shall render an award and a written, reasoned opinion in support thereof.  Judgment upon the award may be entered in any court having jurisdiction thereof.  The parties intend this arbitration provision to be valid, enforceable, irrevocable and construed as broadly as possible.  Pending the resolution of any dispute between the parties, the Company shall continue prompt payment of all non-disputed amounts due to Executive under this Agreement and prompt provision of all non-disputed benefits to which Executive is otherwise entitled.

(b)                                 Costs of arbitration shall be borne by the Company.  Reasonable attorney fees and costs and the reasonable fees and costs of any experts incurred by Executive shall be reimbursed by the Company to the extent that the arbitrator determines that Executive has prevailed on any material claim.

(c)                                  Notwithstanding the foregoing provisions of this Section 13, Executive and the Company agree that Executive or the Company may seek and obtain otherwise available injunctive relief in Court for any violation of obligations concerning Confidential Information or Trade Secrets that cannot adequately be remedied at law or in arbitration.

14.          Notices.  For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, or delivered by private courier, as follows:  if to the Company — Computer Sciences Corporation, 3170 Fairview Park Drive, Falls Church, Virginia 22042 Attention:  General Counsel; and if to Executive to the address of Executive as it appears in the records of the Company.  Notice may also be given at such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15.          Miscellaneous.  This Agreement shall also be subject to the following miscellaneous provisions:

(a)                                 The Company represents and warrants to Executive that it has the authorization, power and right to deliver, execute and fully perform its obligations under this Agreement in accordance with its terms.

(b)           The Company shall reimburse Executive for legal expenses, up to a maximum of $50,000, incurred in connection with the preparation, negotiation and execution of this Agreement and related documents.

(c)           This Agreement contains a complete statement of all the agreements between the parties with respect to Executive’s employment by the Company, supersedes all prior and existing negotiations and agreements between them concerning the subject matter thereof and can only be changed or modified pursuant to a written instrument duly executed by each of the parties hereto and stating an intention to change or modify this Agreement.  No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.  Any waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

(d)           The provisions of this Agreement are severable and in the event that a court of competent jurisdiction determines that any provision of this Agreement is in violation of any law or public policy, in whole or in part, only the portions of this Agreement that violate such law or public policy shall be stricken.  All portions of this Agreement that do not violate any statute or public policy shall not be affected thereby and shall continue in full force and effect.  Moreover, if any of the provisions contained in this Agreement are determined by a court of competent jurisdiction to be excessively broad as to duration, activity, geographic application or subject, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law.

(e)           This Agreement shall be governed by and construed in accordance with the laws of the State of New York except to the extent governed by Federal law, and shall be construed according to its fair meaning and not for or against any party.  Any dispute between the parties hereto arising out of or related to this Agreement not resolved pursuant to Section 13 will be heard and determined before an appropriate federal court located in the Southern District of New York, or, if not maintainable therein, then in a state court in the Borough of Manhattan, City of New York, and each party hereto submits itself and its property to the exclusive jurisdiction of the foregoing courts with respect to such disputes.

(f)            All compensation payable hereunder shall be subject to such withholding taxes as may be required by law.

(g)           This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company.  No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.  The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take commercially reasonable action in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder.  Except as expressly provided herein, Executive may not sell, transfer, assign, or pledge any of his rights or obligations pursuant to this Agreement.

(h)                                 The rights of Executive hereunder shall be in addition to any rights Executive may otherwise have under any Company sponsored stock incentive plans or any grants or award agreements issued thereunder.  The provisions of this Agreement shall not in any way abrogate Executive’s rights under such stock incentive plans and underlying grants or award agreements.

(i)                                     The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

(j)                                    The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(k)                                 Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement.

(l)                                     This Agreement may be executed in two or more counterparts each of which shall be legally binding and enforceable.

(m)                             Without limiting any rights which the Company otherwise has or obligations to which Executive is otherwise subject pursuant to any compensation clawback policy adopted by the Company from time to time, Executive hereby acknowledges and agrees that, notwithstanding any provision of this Agreement to the contrary, Executive will be subject to any legally mandatory policy relating to the recovery of compensation, to the extent that the Company is required to adopt and/or implement such policy pursuant to applicable law, whether pursuant to the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or otherwise.

16.                               Section 409A.  (a) Each payment under this Agreement is intended to be a separate payment which is compliant with or excepted from Section 409A, including, but not limited to, by compliance with the short-term deferral exception as specified in Treasury Regulation § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treasury Regulation § 1.409A-1(b)(9)(iii), and the provisions of this Agreement will be administered, interpreted and construed accordingly (or disregarded to the extent such provision cannot be so administered, interpreted or construed).

(b)                                 In the event that Executive is a “specified employee” (within the meaning of Section 409A and with such classification to be determined in accordance with the methodology established by the Company), amounts and benefits payable or to be provided under this Agreement that are deferred compensation (within the meaning of Section 409A) that would otherwise be paid or provided on account of Executive’s “separation from service” (as defined in Section 409A) during the six-month period immediately following such separation from service (the “Delayed Severance”) shall instead be paid, with interest (other than in respect of any payments for the vesting of Stock Awards) accrued at a per annum rate equal to the prime rate for large banks, as published in the Wall Street Journal on Executive’s separation from service for the period beginning on (but excluding) the date such payment would have been made but for Section 409A of the Code through (and including) the date of payment, on the earlier of (i) Executive’s death or (ii) the first business day after the date that is six months following such separation from service; provided, however, in the event of a CIC Qualifying Termination, the Delayed Severance shall, on or as soon as practicable following Executive’s separation from service, be contributed into a rabbi trust established by the Company or the successor thereto.

(c)           All reimbursements or provisions of in-kind benefits pursuant to this Agreement shall be made in accordance with Treasury Regulation § 1.409A-3(i)(1)(iv) such that the reimbursement or provision will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event.  Specifically, (i) the amount reimbursed or in-kind benefits provided under this Agreement during Executive’s taxable year may not affect the amounts reimbursed or provided in any other taxable year (except that total reimbursements may be limited by a lifetime maximum under a group health plan), (ii) the reimbursement of an eligible expense shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred, (iii) in the event that the provision of in-kind benefits requires the Company to impute income to Executive, the Company shall timely impute such income to Executive under applicable tax rules for the appropriate taxable year, and (iv) the right to reimbursements or provisions of in-kind benefits is not subject to liquidation or exchange for other benefit.

EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EXECUTIVE	COMPUTER SCIENCES CORPORATION

/s/ J. Michael Lawrie	/s/ Rodney F. Chase
Name: J. Michael Lawrie	Name: Rodney F. Chase
Title: Board of Directors Member

ANNEX A

RELEASE OF CLAIMS

Executive hereby irrevocably, fully and finally releases Computer Sciences Corporation, a Nevada corporation (the “Company”), its parent, subsidiaries, affiliates, directors, officers, agents and employees (“Releasees”) from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that Executive ever had or now has as of the time that Executive signs this release which relate to his hiring, his employment with the Company, the termination of his employment with the Company and claims asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board, to the extent those derivative or class actions relate to the period during which Executive was employed by the Company.  The claims released include, but are not limited to, any claims arising from or related to Executive’s employment with the Company, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income and Security Act of 1974 (“ERISA”) (except for any vested right Executive has to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort.  In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to:

(i)            any amounts or benefits to which Executive first becomes entitled following the termination of his employment pursuant to the provisions of his Employment Agreement with the Company dated as of February 7, 2012;

(ii)           claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds;

(iii)          claims related to Executive’s COBRA rights;

(iv)          claims for indemnification from the Company to which Executive is or may become entitled, including but not limited to claims submitted to an insurance company providing the Company with directors and officers liability insurance; and

(v)           any claims for benefits under any employee benefit plans of the Company that become due or owing at any time following Executive’s termination of employment, including, but not limited to, any ERISA plans, deferred compensation plans or equity plans.

Executive represents and warrants that he has not filed any claim, charge or complaint against any of the Releasees.

Executive intends that this release of claims cover all claims, whether or not known to Executive.  Executive further recognizes the risk that, subsequent to the execution of this release, Executive may incur loss, damage or injury which Executive attributes to the claims encompassed by this release.  Executive expressly assumes this risk by signing this release and voluntarily and specifically waives any rights conferred by California Civil Code section 1542 which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor which if known by him or her must have materially affected his or her settlement with the debtor.

Executive also hereby waives any rights under the laws of the Commonwealth of Virginia, the State of New York, or any other jurisdiction which Executive may otherwise possess that are comparable to those set forth under California Civil Code section 1542.

Executive represents and warrants that there has been no assignment or other transfer of any interest in any claim by Executive that is covered by this release.

Executive acknowledges that he has been given at least 21 days in which to review and consider this release, although Executive is free to execute this release at any time within that 21-day period.  Executive acknowledges that he has been advised to consult with an attorney about this release.  Executive also acknowledges his understanding that if Executive signs this release, Executive will have an additional 7 days from the date that Executive signs this release to revoke that acceptance, which Executive may effect by means of a written notice sent to the General Counsel of the Company at the Company’s corporate headquarters.  If this 7-day period expires without a timely revocation, Executive acknowledges and agrees that this release will become final and effective on the eighth day following the date of Executive’s signature, which eighth day will be the effective date of this release.

Executive acknowledges and agrees that his execution of this release is supported by independent and adequate consideration in the form of payments and/or benefits from the Company to which Executive would not have become entitled if he had not signed this release.

IN WITNESS WHEREOF, Executive has duly executed this release as of the day and year set forth below.

EXECUTIVE

J. Michael Lawrie

Date:

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ANNEX B

FORM INDEMNIFICATION AGREEMENT

INDEMNIFICATION AGREEMENT

INDEMNIFICATION AGREEMENT, effective as of February 7, 2012, between Computer Sciences Corporation , a Nevada corporation (the “Company”), and J. Michael Lawrie (the “Indemnitee”).

WHEREAS, it is essential to the Company to retain and attract as directors and officers the most capable persons available;

WHEREAS, Indemnitee is a director or officer of the Company;

WHEREAS, both the Company and Indemnitee recognize the increased risk of litigation and other claims being asserted against directors and officers of public companies in today’s environment;

WHEREAS, the Company’s Restated Articles of Incorporation (the “Articles”) and Bylaws (the “Bylaws”) require the Company to indemnify and advance expenses to its directors and officers to the fullest extent permitted by law and Indemnitee has been serving and continues to serve as a director or officer of the Company in reliance in part on the Articles or Bylaws;

WHEREAS, Nevada Revised Statutes 78.7502, 78.751 and 78.752 set forth provisions providing for the mandatory and permissive indemnification of, and advancement of expenses to, officers and directors of a Nevada corporation and are specifically not exclusive of other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise;

WHEREAS, the Company would like for Indemnitee to exercise his or her best judgment in the performance of his or her duties or in his or her service to the Company or any of its subsidiaries or any other business entity or employee benefit plan to which Indemnitee renders services at the request of the Company, without undue concern for claims for damages arising out of or related to the performance of those duties or for expenses related to such claims; and

WHEREAS, in recognition of Indemnitee’s need for substantial protection against personal liability in order to enhance Indemnitee’s continued service to the Company in an effective manner, and Indemnitee’s reliance on the Articles and Bylaws, and in part to provide Indemnitee with specific contractual assurance that the protection promised by the Articles or Bylaws will be available to Indemnitee (regardless of, among other things, any amendment to or revocation of the Articles or Bylaws or any change in the composition of the Company’s Board of Directors or any acquisition transaction relating to the Company), the Company wishes to provide in this Agreement for the indemnification of and the advancement of expenses to Indemnitee to the fullest extent (whether partial or complete) permitted by law and as set forth in this Agreement, and, to the extent insurance is maintained, for the continued coverage of Indemnitee under the Company’s directors’ and officers’ liability insurance policies;

NOW, THEREFORE, in consideration of the premises and of Indemnitee continuing to serve the Company directly or, at its request, another enterprise, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Certain Definitions.

(a)           Change in Control: the consummation of a “change in the ownership” of the Company, a “change in effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, in each case, as defined under Section 409A of the Internal Revenue Code of 1986, as amended.

(b)           Claim:  any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether instituted by the Company or any other person or entity (including, without limitation, a governmental entity, agency or instrumentality), that Indemnitee in good faith believes might lead to the institution of any action, suit or proceeding, whether civil, criminal, administrative, investigative or other.

(c)           Expenses:  include reasonable attorneys’ fees and all other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, any Claim relating to any Indemnifiable Event, including any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement.

(d)           Expense Advance:  shall have the meaning specified in Section 2 (a).

(e)           Indemnifiable Event:  any event or occurrence related to the fact that Indemnitee is or was a director, officer, employee, trustee, agent or fiduciary of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by Indemnitee in any such capacity.

(f)            Independent Legal Counsel:  an attorney or firm of attorneys, selected in accordance with the provisions of Section 3, who shall not have otherwise performed services for the Company or Indemnitee within the last five years (other than with respect to matters in which such counsel was engaged as Independent Legal Counsel concerning the rights of Indemnitee under this Agreement, or of other indemnitees under similar indemnity agreements with the Company).

(g)           Reviewing Party: the Board of Directors of the Company or Independent Legal Counsel. Except as provided in Section 3 of this Agreement (in the event of a Change in Control), a determination by the Reviewing Party must be made (i) by the Company’s Board of Directors by majority vote of a quorum consisting of directors who are not parties to the Claim, (ii) if a majority vote of a quorum consisting of directors who are not parties to the Claim so orders, by Independent Legal Counsel in a written opinion

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or (iii) if a quorum consisting of directors who are not parties to the Claim cannot be obtained, by Independent Legal Counsel in a written opinion.

2.             Basic Indemnification Arrangement.

(a)           In the event Indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Claim by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify Indemnitee to the fullest extent permitted by law as soon as practicable but in any event no later than thirty days after written demand or request is presented to the Company, against any and all Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties or amounts paid in settlement) of such Claim.  If so requested by Indemnitee in writing, the Company shall advance to Indemnitee ahead of the final disposition of the Claim any and all Expenses (an “ Expense Advance”) as soon as practicable but in any event no later than thirty days after such request is presented to the Company or as otherwise specifically provided herein.

(b)           Notwithstanding the foregoing, (i) the obligations of the Company under Section 2(a) shall be subject to the condition that, except with respect to Expense Advances,  the Reviewing Party shall have determined (in a written opinion, in any case in which the Independent Legal Counsel referred to in Section 3 is the Reviewing Party) that indemnification is proper in the circumstances, and (ii) the obligation of the Company to make an Expense Advance pursuant to this Agreement shall be subject to the condition that, if, when and to the extent that it is ultimately determined by a court of competent jurisdiction that Indemnitee is not entitled to be indemnified by the Company under applicable law, the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid; provided, however, that if Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, Indemnitee shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed).

If there has not been a Change in Control, the Reviewing Party shall be as set forth in Section 1(g), and if there has been such a Change in Control, the Reviewing Party shall be the Independent Legal Counsel referred to in Section 3.

(c)               If the Reviewing Party has not made a determination within thirty days after receipt by the Company of a written demand or request for indemnification, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be deemed to be entitled to such indemnification, absent a final judicial determination that indemnification is not permitted under applicable law.  By written notice to Indemnitee, the thirty day period may be extended for a reasonable time, not to exceed fifteen additional days, if the Reviewing Party making the determination

3

requires additional time for obtaining or evaluating documents or information.

If the Reviewing Party determines that Indemnitee substantively would not be permitted to be indemnified in whole or in part under applicable law or if payment is not made as required within the time frame set forth above, Indemnitee shall have the right to commence litigation in any court in the Commonwealth of Virginia or State of Nevada having subject matter jurisdiction thereof and in which venue is proper seeking an initial determination by the court or challenging any such determination by the Reviewing Party or any aspect thereof, including the legal or factual bases therefor, and the Company hereby consents to service of process and to appear in any such proceeding.  Otherwise, any determination by the Reviewing Party shall be conclusive and binding on the Company and Indemnitee.

(d)           Indemnification shall not be made for any Claim as to which Indemnitee has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the Claim was brought or other court of competent jurisdiction determines upon application that in view of all of the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3.             Change in Control.  The Company agrees that if there is a Change in Control, then with respect to all matters thereafter arising concerning the rights of Indemnitee to indemnity payments or Expense Advances under this Agreement or any other agreement or the Articles or any Bylaw now or hereafter in effect relating to Claims for Indemnifiable Events, the Company shall seek legal advice only from Independent Legal Counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld or delayed).  Such counsel, among other things, shall render its written opinion to the Company and Indemnitee as to whether and to what extent Indemnitee would be permitted to be indemnified under applicable law.  The Company agrees to pay the reasonable fees of the Independent Legal Counsel referred to above and to indemnify fully such counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

4.             Indemnification for Additional Expenses.  To the fullest extent provided by law, the Company shall indemnify Indemnitee against any and all Expenses (including attorneys’ fees) and, if requested in writing by Indemnitee, shall (within ten business days of such request) advance such Expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for (i) the enforcement of this Agreement or the Articles or any Bylaw now or hereafter in effect relating to Claims for Indemnifiable Events and/or (ii) recovery under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advance expense payment or insurance recovery, as the case may be.

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5.             Partial Indemnity, Etc.  If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses, judgments, fines, penalties and amounts paid in settlement of a Claim but notfor all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.  Moreover, notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any or all Claims relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, including dismissal without prejudice, Indemnitee shall be indemnified against all Expenses incurred in connection therewith.

6.             Burden of Proof.  In connection with any determination by the Reviewing Party or otherwise as to whether Indemnitee is entitled to be indemnified hereunder the burden of proof shall be on the Company to establish that Indemnitee is not so entitled.

7.             No Presumptions.  For purposes of this Agreement, the termination of any Claim, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.  In addition, prior to the commencement of legal proceedings by Indemnitee to secure a judicial determination that Indemnitee should be indemnified under applicable law,  neither of the following shall be a defense to Indemnitee’s claim for indemnification or create a presumption that Indemnitee has not met any particular standard of conduct or did not have any particular belief:

(i)            the failure of the Reviewing Party to have made a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief, nor

(ii)           an actual determination by the Reviewing Party that Indemnitee has not met such standard of conduct or did not have such belief.

8.             Nonexclusivity, Etc.  The rights of Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under the Articles, the Bylaws, the Nevada Revised Statutes or otherwise.  To the extent that a change in the Nevada Revised Statutes (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Articles, the Bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.

9.             Liability Insurance.  To the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available thereunder for any Company director or officer; provided that, for any person that is no longer serving as director or officer of the Company or of

5

any other enterprise at the Company’s request, such coverage shall only be provided to the extent that it is generally available to the Company in the insurance marketplace.

10.          Period of Limitations.  Except as required by applicable law, no legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against Indemnitee, Indemnitee’s spouse, heirs, executors or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two-year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action such shorter period shall govern.

11.          Amendments, Etc.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

12.          Subrogation.  In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

13.          Exclusions.  The Company shall not be liable under this Agreement to make any payment (i) prohibited by law or (ii) in connection with any Claim made against Indemnitee relating to an Indemnifiable Event to the extent Indemnitee has otherwise actually received payment (under any insurance policy, any provision of the Articles or Bylaws or otherwise) of the amounts otherwise indemnifiable hereunder.

14.          Defense of Claims.  The Company shall be entitled to participate in the defense of any Claim relating to an Indemnifiable Event or to assume the defense thereof, with counsel reasonably satisfactory to Indemnitee; provided that if Indemnitee believes, after consultation with counsel selected by Indemnitee, that (i) the use of counsel chosen by the Company to represent Indemnitee would present such counsel with an actual or potential conflict of interest, (ii) the named parties in any such Claim (including any impleaded parties) include the Company or any subsidiary of the Company and Indemnitee and Indemnitee concludes that there may be one or more legal defenses available to him or her that are different from or in addition to those available to the Company or any subsidiary of the Company or (iii) any such representation by such counsel would be precluded under the applicable standards of professional conduct then prevailing, then Indemnitee shall be entitled to retain separate counsel (but not more than one law firm plus, if applicable, local counsel in respect of any particular Claim) at the Company’s expense; provided that any counsel chosen by Indemnitee shall agree to comply with the Company’s outside counsel guidelines, as in effect at the time of the engagement of such counsel, with respect to any matter for which indemnification is

6

sought under this Agreement.  The Company shall not be liable to Indemnitee under this Agreement for any amounts paid in settlement of any Claim relating to an Indemnifiable Event effected without the Company’s prior written consent. The Company shall not, without the prior written consent of Indemnitee, effect any settlement of any Claim relating to an Indemnifiable Event to which Indemnitee is or could have been a party unless such settlement solely involves the payment of money and includes a complete and unconditional release of Indemnitee from all liability on all claims that are the subject matter of such Claim.  Neither the Company nor Indemnitee shall unreasonably withhold its or his or her consent to any proposed settlement; provided that Indemnitee may withhold consent to any settlement that does not provide a complete and unconditional release of Indemnitee.  To the fullest extent permitted by Nevada law, the Company’s assumption of the defense of a Claim pursuant to this Section 14 will constitute an irrevocable acknowledgement by the Company that any Expenses incurred by or for the account of Indemnitee in connection therewith are indemnifiable by the Company under Section 2.

15.           Binding Effect, Etc.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, executors and personal and legal representatives.  The provisions of this Agreement shall apply to the entire term of Indemnitee’s service as a director or officer of the Company or of any other enterprise at the Company’s request, including service in such capacities prior to the date of this Agreement.  This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as an officer or director of the Company or of any other enterprise at the Company’s request.

16.           Severability.  The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable in any respect, and the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired and shall remain enforceable to the fullest extent permitted by law.

17.           Equitable Remedies.  The Company and Indemnitee agree that a monetary remedy for breach of this Agreement may be inadequate, impracticable and difficult to prove and further agree that any breach may cause Indemnitee irreparable harm.  Accordingly, the Company and Indemnitee agree that Indemnitee may enforce this Agreement by seeking injunctive relief and/or specific performance, in addition to other remedies, without any necessity of showing actual damage or irreparable harm.  By seeking injunctive relief and/or specific performance, Indemnitee will not be precluded from seeking or obtaining any other relief to which Indemnitee is entitled.  The Company and Indemnitee further agree that Indemnitee is entitled to seek temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting bonds or other undertakings.  The Company acknowledges that in the absence of a waiver, a bond or undertaking may be required of Indemnitee by the court and the Company

7

waives any such requirement of such bond or undertaking.

18.           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada applicable to contracts made and to be performed in such state without giving effect to the principles of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates indicated below.

COMPUTER SCIENCES CORPORATION

By	/s/ William Deckelman, Jr.
Name:	William L. Deckelman, Jr.
Title:	Vice President and General Counsel
Date:	February 7, 2012

INDEMNITEE

/s/ J. Michael Lawrie
Name:	J. Michael Lawrie
Date:	February 7, 2012

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ANNEX C

None

ANNEX D

FORM OF NON-COMPETITION/NON-SOLICITATION AGREEMENT

Non-Competition/Non-Solicitation Agreement

I

Introduction/Consideration

This Non-Competition/Non-Solicitation Agreement (the “Agreement”) is between                                                                  (“Employee”) and Computer Sciences Corporation, including its direct and indirect subsidiaries and affiliated entities, successors and assigns (collectively “CSC”). Employee acknowledges that CSC is in a competitive industry in which the creation, maintenance and use of confidential or proprietary information are critical to business success, and that the protection of that information is a legitimate business interest of CSC. Employee also acknowledges that this Agreement is reasonably necessary to protect the good will and other legitimate business interests of CSC.

The collective consideration for Employee’s obligations under this Agreement, each of which Employee specifically acknowledges is independently sufficient consideration, includes: Employee’s continued eligibility to participate in one or more of CSC’s various equity incentive plans; Employee’s access to and receipt of Confidential Information relating to CSC’s business and clients; Employee’s opportunity to receive special training and education; Employee’s employment with CSC; and Employee’s compensation and other benefits.

II

Definitions

“Client” means any client with respect to whom Employee provided services, on behalf of whom Employee transacted business, or with respect to whom Employee possessed Confidential Information during the 12-month period preceding the termination of Employee’s employment with CSC for any reason.

“Competitor” means an individual, business or any other entity or enterprise engaged or having publicly announced its intent to engage in business that is substantially similar to CSC’s business. For purposes of this Agreement, the parties specifically agree that: CSC is engaged in the business of providing technology-enabled solutions and services; that CSC’s capabilities include, but are not limited to, system design and integration, information technology and business process outsourcing, applications software development, Web and application hosting, mission support and management consulting; and that CSC actively solicits business and services clients located throughout the United States and the world.  A non-exhaustive list of CSC’s Competitors includes Accenture, Xerox/ACS, HP/EDS, General Dynamics, IBM, L-3 Communications, Lockheed Martin, Northrop Grumman, Dell/Perot Systems, SAIC, Oracle/Sun Microsystems, Unisys Corporation, Infosys, WiPro, Tata, Cognizant, or any subsidiary or affiliate thereof.

“Confidential Information” means all CSC trade secrets, patents, copyrights, confidential or proprietary business information and data, sales and financial data, pricing information, manufacturing and distribution methods, information relating to CSC’s business plans and strategies including, but not limited to, customers and/or prospects, or lists thereof, marketing plans and procedures, research and development plans, methods of doing business, both technical and non-technical, information relating to the design, architecture, flowcharts, source or object code and documentation of any and all computer software products which CSC has developed, acquired or licensed or is in the process of developing, acquiring or licensing or shall develop, acquire or license in the future, hardware and database technologies or technological information, formulae, designs, process and systems information, intellectual property rights, and any other confidential or proprietary information which relates to the business of CSC or to the business of any client or vendor of CSC or any other party with whom CSC agrees to hold information in confidence, whether patentable, copyrightable or protectable as trade secrets or not.  Confidential Information does not include information which is (i) already known by Employee without an obligation of confidentiality, (ii) publicly known or becomes publicly known through no unauthorized act of Employee, (iii) rightfully received from a third party without an obligation of confidentiality, (iv) disclosed without similar restrictions by CSC to a third party (other than an affiliate or customer of CSC), or (v) approved by CSC, in writing, for disclosure.

“Prospective Client” means any individual or enterprise who is not a Client but with whom CSC was in active business discussions or negotiations at any time during the 12-month period preceding the termination of Employee’s employment with CSC for any reason and whose identity became known to Employee in connection with Employee’s relationship with or employment by CSC .

III

Covenants/Related Provisions

1.                           Non-Disclosure and Non-Use of Confidential Information: CSC shall provide Employee Confidential Information relating to CSC, its business and clients. Employee agrees not to disclose, use, copy or duplicate or otherwise permit the use, disclosure, copying or duplication of any Confidential Information (other than in connection with authorized activities conducted in the course of Employee’s employment at CSC for the benefit of CSC) during or following his/her employment with CSC. Employee agrees to take all reasonable steps and precautions to prevent any unauthorized disclosure, use, copying or duplication of Confidential Information.

2.                           Non-Solicitation of CSC Employees, Clients, and Prospective Clients: During the time of Employee’s employment and for a period of 24 months thereafter, Employee shall not, without the express, prior written consent of CSC’s General Counsel, engage in any of the conduct described in Subparagraphs (a) and (b) below, either directly or indirectly, individually or as an employee, agent, contractor, consultant, member, partner, officer, director or stockholder (other than as a stockholder of less than 5% of the equities of a publicly held corporation) or in any other capacity for any person, firm, partnership or corporation:

a.               hire, attempt to hire or assist any other person or entity in hiring or attempting to hire any current employee of CSC or any person who was a CSC employee within the 6-month period preceding such hiring or attempted hiring;

b.              solicit, divert or cause a reduction in the business or patronage of any Client or Prospective Client.

3.                           Non-Competition: During the time of Employee’s employment and for a period of 12 months thereafter, Employee shall not, without the express, prior written consent of CSC’s General Counsel, either directly or indirectly, as an employee, agent, contractor, consultant, partner, member, officer, director or stockholder (other than as a stockholder of less than 5% of the equities of a publicly traded corporation), wherever CSC is marketing or providing its services or products, participate in any activity as, or for, a Competitor of CSC which is the same or similar to the activities in which Employee was involved at CSC.

REASONABLENESS OF RESTRICTIONS: EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS CAREFULLY READ AND CONSIDERED THE PROVISIONS OF PARAGRAPHS III(1), (2) AND (3) OF THIS AGREEMENT AND AGREES THAT THE RESTRICTIONS SET FORTH HEREIN ARE FAIR AND REASONABLE, ARE SUPPORTED BY VALID CONSIDERATION, AND ARE REASONABLY REQUIRED TO PROTECT LEGITIMATE BUSINESS INTERESTS OF CSC. EMPLOYEE FURTHER AGREES THAT IF EMPLOYEE VIOLATES THE PROVISIONS OF PARAGRAPHS III(1), (2) OR (3) OF THIS AGREEMENT THAT THE NUMBER OF DAYS THAT EMPLOYEE IS IN VIOLATION WILL BE ADDED TO ANY PERIODS OF LIMITATION ON THE ACTIVITIES SPECIFIED HEREIN.

4.                           Injunctive Relief/Remedies: Employee acknowledges and agrees that if Employee were to breach, or threaten to breach, any provision of this Agreement, CSC would suffer immediate and irreparable harm and would therefore be entitled to specific performance through injunctive relief ordered by a court of appropriate jurisdiction, without the need to post any bond.  Employee therefore consents and stipulates to the entry of such injunctive relief in an appropriate court prohibiting Employee from breaching this Agreement. This Paragraph III(4) shall not, however, diminish the right of CSC to claim and recover money damages in addition to injunctive relief.

5.                           Reformation, Severability, and Survival: If the scope of any provision contained in this Paragraph III is too broad to permit enforcement of such provision to its full extent, then CSC and Employee agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law, and enforce this Agreement as reformed or modified. Subject to the provisions of the foregoing sentence, whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision, to the extent of such prohibition or invalidity, shall be deemed not to be a part of this Agreement, and shall not invalidate the remainder of such provision or the remaining provisions of this Agreement. Employee specifically agrees that Paragraph III(1) (Non-Disclosure and Non-Use of Confidential Information), Paragraph III(2) (Non-Solicitation of CSC Employees, Clients, and Prospective Clients) and Paragraph III(3) (Non-Competition) and each of their provisions, subparagraphs and subparts, are independent of and severable from each other, and may be enforced independently.

6.                           Assignment:  The rights and obligations of CSC under this Agreement may, without the consent of Employee, be assigned by CSC, in its sole discretion, to any subsidiary, venture or affiliate of CSC or successor in interest to a substantial portion of the business or assets of

CSC.  Employee shall not have the right to assign Employee’s rights or obligations under this Agreement.

7.                           Waiver of Breach: Any failure or delay on the part of either party to exercise any remedy or right under this Agreement shall not operate as a waiver.  The failure of either party to require performance of any of the terms, covenants, or provisions of this Agreement by the other party shall not constitute a waiver of any of the rights under the Agreement.  No forbearance by either party to exercise any rights or privileges under this Agreement shall be construed as a waiver, but all rights and privileges shall continue in effect as if no forbearance had occurred.  No covenant or condition of this Agreement may be waived except by the written consent of the waiving party.

8.                           Binding Effect: Employee agrees that this Agreement shall be binding upon Employee’s heirs, executors, and other legal representatives or assigns.

9.                           Amendment: This Agreement may not be modified or amended except by a written instrument executed by Employee and CSC’s General Counsel.

10.                     Entire Agreement: This Agreement constitutes Employee’s and CSC’s entire agreement and supersedes all other prior agreements, understandings or representations by or between the parties, whether oral or written, with respect to the specific subject matters herein.  Specifically, should Employee and CSC be parties to another agreement with provisions regarding confidentiality, non-disclosure, non-competition, non-solicitation of clients, prospective clients or employees, and all related definitions thereof, or any other restrictive covenants included in this Agreement, such similar provisions of any other such agreement are superseded by the terms of this Agreement; provided, that, this Agreement does not supersede, and is superseded by, any similar provisions of the Employment Agreement between CSC and the Employee, dated February 7, 2012; and, provided, further, that this Agreement does not supersede the provisions of an equity award agreement between Employee and CSC that address Recoupment and Forfeiture.

11.                     Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without regard to its conflict of law rules.

Employee:	FOR CSC:

By:
Signature

Printed Name

Date